AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997
                                                    REGISTRATION NO. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             WESTPOINT STEVENS INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     2200                                36-3498354
(State or other jurisdiction of             (Primary Standard Industrial                 (I.R.S. Employer
Incorporation or organization)              Classification Code Number)                (Identification No.)


     507 WEST TENTH STREET                     CHRISTOPHER N. ZODROW
   WEST POINT, GEORGIA 31833                 VICE PRESIDENT AND SECRETARY
        (706) 645-4000                          507 WEST TENTH STREET
                                              WEST POINT, GEORGIA 31833
                                                    (706) 645-4000
  (Address, including zip code, and          (Address, including zip code, and
telephone number, including area code,    telephone number, including area code,
    of registrant's principal                      of agent for service)
     executive offices)

                                ----------------
                    Please send copies of communications to:

   HOWARD CHATZINOFF, ESQ.                      ALAN L. BELLER, ESQ.
 WEIL, GOTSHAL & MANGES LLP              CLEARY, GOTTLIEB, STEEN & HAMILTON
      767 FIFTH AVENUE                            ONE LIBERTY PLAZA
  NEW YORK, NEW YORK 10153                  NEW YORK, NEW YORK 10006-1470
       (212) 310-8000                             (212) 225-2000


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

      If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
       TITLE OF EACH CLASS OF      AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM         AMOUNT OF
     SECURITIES TO BE REGISTERED    REGISTERED    OFFERING PRICE PER UNIT(1)   AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.................   4,600,000               $32.57                     $149,822,000            $45,401
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares as reported on NASDAQ on January 16, 1997.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATES UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                               JANUARY 17, 1997
PROSPECTUS

4,000,000 SHARES

WESTPOINT STEVENS INC.

COMMON STOCK
($.01 PAR VALUE)



Pursuant to the terms of the    % Exchangeable Notes Due       , 2000 (the "Debt
Exchangeable for Common StockSM" or "DECSSM") of Salomon Inc, a Delaware corporation ("Salomon"), Salomon may deliver to the holders of the DECS common stock, par value $.01 per share (the "Common Stock"), of WestPoint Stevens Inc. ("WestPoint"). This Prospectus relates to the delivery by Salomon pursuant to the DECS of up to 4,000,000 shares of Common Stock, plus up to an additional 600,000 shares of Common Stock with respect to DECS solely to cover over-allotments, that Salomon may receive from one or more limited partnerships controlled by Holcombe T. Green, Jr. (collectively, the "Partnership"). This Prospectus accompanies a Prospectus Supplement and Prospectus of Salomon (together, the "DECS Prospectus") relating to the sale of 4,000,000 DECS, plus up to an additional 600,000 DECS solely to cover over-allotments (the "DECS Offering"). WestPoint will not receive any of the proceeds from the sale of the DECS or delivery thereunder of the shares of Common Stock to which this Prospectus relates. WestPoint takes no responsibility for any information included in or omitted from the DECS Prospectus. The DECS Prospectus does not constitute a part of this Prospectus nor is it incorporated by reference herein.

WestPoint and the Partnership have agreed, subject to certain exceptions, not to sell, without the prior written consent of Salomon Brothers Inc ("Salomon Brothers"), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus. See "Plan of Distribution."

The Common Stock is traded on the Nasdaq National Market ("NASDAQ") under the symbol "WPSN." On January 16, 1997, the last reported sale price of the Common Stock, as reported on NASDAQ, was $32-1/8 per share.

"Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers.

SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is             , 1997.

      IN CONNECTION WITH THE DECS OFFERING, THE UNDERWRITER OF THE DECS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS OR THE COMMON STOCK OF WESTPOINT AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          FORWARD-LOOKING STATEMENTS

      Certain information incorporated by reference into this Prospectus under the caption "Risk Factors," and elsewhere include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that Act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could affect WestPoint's financial results is included in this Prospectus and in other documents incorporated by reference herein.

                             AVAILABLE INFORMATION

      WestPoint is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by WestPoint may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by WestPoint can be inspected at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including WestPoint.

      WestPoint has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to WestPoint and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents (and the amendments thereto) have been filed by WestPoint (File No. 0-21496) and are incorporated herein by reference:

            (i) WestPoint's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 (the "Form 10-K");

            (ii) WestPoint's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996;

            (iii) WestPoint's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1996;

            (iv) WestPoint's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1996;

            (v) WestPoint's Report on Form 8-K, filed with the Commission on August 23, 1996; and

            (vi) The description of WestPoint's Common Stock contained in WestPoint's Registration Statement on Form 10 filed with the Commission pursuant to Section 12 of the Exchange Act on July 1, 1993, and the Amendment to the Registration Statement on Form 10/A filed on June 2, 1994, including any other amendment or report filed for the purpose of updating such description.

      All documents filed by WestPoint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference herein.

      Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be directed to WestPoint, 507 West Tenth Street, West Point, Georgia 31833,
Attention: Secretary, telephone: (706) 645-4000.

                           ------------------------


"Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers Inc.

                              PROSPECTUS SUMMARY

                                   WESTPOINT

      WestPoint Stevens Inc. ("WestPoint") is the nation's leading manufacturer and marketer of bed and bath home fashions products and is also a leading domestic manufacturer of knitted sportswear fabrics. Management believes that WestPoint is the lowest cost producer in the bed and bath home fashions products industry in the United States and that WestPoint is able to achieve significantly higher operating margins than its competitors as a result of its low-cost position, well-known brand names, sophisticated distribution systems and strong relationships with customers.

      WestPoint is the largest producer of bed linens and bath towels in the United States. Management estimates that it has the largest market share (approximately 35%) of the domestic bed linen market and the second largest market share (approximately 34%) of the domestic bath towel market. WestPoint has positioned itself as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points. The breadth of WestPoint's products and price points allows WestPoint to provide a comprehensive product offering for each major distribution channel, including chain and department stores, mass merchants and specialty bed and bath stores. WestPoint's products include decorative sheets and towels, designer sheets and accessories, sheets and towels for institutions, blankets, private label sheets and towels, bedskirts, bedspreads, comforters and duvet covers in a variety of fabrics and a wide assortment of colors and patterns.

      WestPoint markets its products under well-known and firmly established trademarks, brand names and private labels, which WestPoint uses as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. WestPoint's trademarks include ATELIER MARTEX(R), MARTEX(R), UTICA(R), STEVENS(TM), LADY PEPPERELL(R) AND VELLUX(R). In addition, certain products of the Home Fashions Division are manufactured and sold pursuant to licensing agreements under designer names that include, among others, Ralph Lauren, Sanderson, Larry Laslo, Julie Ingleman and Halston.

BUSINESS STRATEGY

      WestPoint's business strategy is to strengthen its market leadership position by increasing awareness of its brand names, leveraging its technology to reinforce its position as the low-cost producer, continuously innovating ahead of the competition and expanding its international presence.

      Brand Name Recognition - WestPoint's marketing abilities are becoming increasingly important in creating sales and profit growth. In the last two years, WestPoint has significantly raised its investment in consumer advertising. The Martex campaign unveiled in 1995 -- The Bare Necessities -- set a new standard for the industry.
Among its achievements are:
      o     More than 100 million impressions via home and shelter magazines.
      o     Sharply increased consumer brand recognition of Martex.
      o Many advertising and industry awards, including the Gold Medallion award from the American Marketing Effectiveness Council.
      WestPoint's overall advertising strategy is to maintain the strong brand image of all of its lines, while highlighting innovative products and important line extensions. WestPoint targets specific market segments through national consumer magazines and retailer catalogs.

      Low-cost producer with the fastest response time to customers - WestPoint intends to maintain its position as the low-cost producer in the home fashions industry. In the last four years, WestPoint has invested nearly $400 million in capital expenditures to further modernize its facilities. Management believes that this capital spending program firmly established WestPoint as the industry's low-cost producer which enables WestPoint to introduce quality products at attractive price points for both retailers and consumers. Technology expenditures have also allowed WestPoint to increase production speed and become more responsive to customer needs. In 1995, WestPoint expanded its use of category management software, a tool for analyzing the relationships between stock levels, shelf positions and sales results. This technology allows WestPoint's customers to reduce inventory and increase inventory turns, thus improving profits by having the right products and quantities in stock virtually all the time.

      Other major new technological advances have made internal communications and design much faster. WestPoint's information network now seamlessly connects sales, merchandising, manufacturing, and administrative managers. Newly installed digital rendering technology takes CAD (computer-assisted design) product designs and digitally transforms them into room settings, thereby eliminating many steps in traditional product development.

      Product Innovation - WestPoint has been a leader in product innovation. For instance, WestPoint created the wrinkle-free cotton sheet category, of which WestPoint has the dominant market share. In addition to offering significant growth opportunities, innovative new products provide value to consumers, increased sales and margins for retail customers and enhanced profitability for WestPoint.

      To consumers seeking finer fashion products in the luxury category, WestPoint has been a pioneer and market leader. Atelier Martex, WestPoint's premium luxury brand, experienced rapid growth in 1995 with favorable consumer acceptance. The innovations from this line have now been introduced in other brands and private label programs. WestPoint anticipates sustained growth in the category and is investing in increased product development to maintain leadership.

      International Expansion - WestPoint distributes its products to Canada, Mexico, the United Kingdom, Europe, the Middle East and the Far East. WestPoint's Canadian subsidiary recently celebrated its 25th anniversary and has exhibited consistent growth. WestPoint has doubled the number of distribution outlets for its products in Canada and continues to increase its market share. International sales currently represent approximately 3% of sales. WestPoint intends to increase its penetration of foreign markets.

                           ------------------------



      For a more detailed description of the business of WestPoint, see the description set forth in the Form 10-K, which is incorporated herein by reference.

      WestPoint is a Delaware corporation with its principal executive offices located at 507 West Tenth Street, West Point, Georgia 31833. WestPoint's telephone number at such address is (706) 645-4000.

                                 THE OFFERING

      The DECS are being offered by Salomon pursuant to the DECS Prospectus. Pursuant to the terms of the DECS, Salomon may deliver Common Stock to the holders of the DECS at maturity pursuant to the terms thereof. This Prospectus relates to the delivery by Salomon pursuant to the DECS of up to 4,000,000 shares of Common Stock (assuming no exercise by the Underwriter of the over-allotment option) that Salomon may receive from the Partnership. For a description of the relationship between the Partnership and WestPoint, see "Risk Factors--Principal Stockholder."

                         SUMMARY FINANCIAL INFORMATION

      The summary historical financial data presented below for 1995, 1994 and 1993 were derived from the Audited Consolidated Financial Statements of WestPoint and its subsidiaries for the years ended December 31, 1995, 1994 and 1993 (the "Consolidated Financial Statements") and from the Condensed Consolidated Financial Statements (Unaudited) of WestPoint and its subsidiaries for the nine months ended September 30, 1996 and 1995 (the "Condensed Consolidated Financial Statements" and together with the Consolidated Financial Statements, the "Financial Statements"), and should be read in conjunction therewith, including the notes thereto and the other financial information incorporated by reference to the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                         NINE MONTHS ENDED              YEAR ENDED
                                           SEPTEMBER 30,                DECEMBER 31,
                                           -------------                ------------
                                        1996          1995        1995    1994    1993(1)
                                        ----          ----        ----    ----    -------
                                     (UNAUDITED)   (UNAUDITED)
(in millions, except per share data)

STATEMENT OF
   OPERATIONS DATA:
Net sales                             $1,268.8      $1,227.1  $1,649.9 $1,596.8  $1,501.0
Gross earnings                           293.0         285.7     384.0    368.0     355.3
Operating earnings (loss) (2)            139.5         (46.5)      5.0    (65.8)   (258.4)
Interest expense                          77.2          76.4     101.3    102.1      98.2
Income (loss) from
    operations before income
    tax expense (benefit) and
    extraordinary items                   60.3        (125.2)    (99.4)  (180.8)   (372.8)
Income (loss) from
    operations before
    extraordinary items                   38.4        (145.7)   (129.8)  (203.4)   (321.6)

Net income (loss)                         38.4        (145.7)   (129.8)  (203.4)   (402.3)

Net income (loss) per common share        1.20         (4.43)     (3.97)  (6.02)   (12.55)



                                       September 30,                     December 31,
                                                                         ------------
                                           1996                1995       1994      1993
                                           ----                ----       ----      ----
(in millions)                          (unaudited)

BALANCE SHEET DATA:
Total assets                             $1,142.7          $1,143.0   $1,270.2    $1,512.9
Working capital (3)                         143.3             115.7      122.7       159.7
Total debt                                1,122.5           1,148.0    1,083.0     1,112.5
Stockholders' equity (deficit) (4)         (489.1)           (505.9)    (337.2)     (140.3)




                             See footnotes on the following page.


                                                        NINE MONTHS ENDED                  YEAR ENDED
                                                          SEPTEMBER 30,                    DECEMBER 31,
                                                          -------------                    ------------
                                                     1996          1995          1995          1994        1993(1)
                                                 ------------   ------------   ----------    --------    ---------
                                                  (UNAUDITED)   (UNAUDITED)
(in millions, except ratios)
OTHER DATA:
Depreciation and amortization (5)                    $58.6         $65.5        $ 80.4        $ 86.2        $ 82.8
Amortization of excess reorganization
    value                                               --         177.7         177.7         236.9         221.6
Restructuring expense                                   --            --            --            --         200.0
Capital expenditures                                  50.6          54.4         102.2         109.0          89.0
Operating earnings before amortization
    of excess reorganization value and
    restructuring expense                            139.5         131.2         182.7         171.1         163.2
Operating margin before amortization
    of excess reorganization value and
    restructuring expense (6)                         11.0%         10.7%         11.1%         10.7%         10.9%

---------------
(1) The results for the year ended December 31, 1993 include restructuring expense of $200 million ($117.8 million after minority interest and income taxes).

(2) Operating earnings (loss) for the nine months ended September 30, 1995 includes amortization of excess reorganization value of $177.7 million, for the year ended December 31, 1995 includes amortization of excess reorganization value of $177.7 million, for the year ended December 31, 1994 includes amortization of excess reorganization value of $236.9 million and for the year ended December 31, 1993 includes restructuring expense of $200 million and amortization of excess reorganization value of $221.6 million.

(3) Working capital includes the current portion of bank indebtedness and other long-term debt of $47.5 million, $73.0 million, $48.0 million and $18.0 million, respectively.

(4) WestPoint emerged from bankruptcy in September 1992 and adopted "Fresh Start" reporting. WestPoint has a deficit stockholders' equity primarily due to the amortization from 1992 to 1995 of $656.4 million of excess reorganization value, the loss on extinguishment of debt of $80.7 million and restructuring expenses of $117.8 million in 1993.

(5) Excludes amortization of excess reorganization value.

(6) Operating margin before amortization of excess reorganization value and restructuring expense represents operating earnings before amortization of excess reorganization value and restructuring expense as a percentage of net sales for the periods presented.

                                 RISK FACTORS

      The following factors should be considered in connection with an investment in WestPoint Common Stock. Any one or more of such factors may cause WestPoint's actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of WestPoint.

SUBSTANTIAL LEVERAGE

      WestPoint is highly leveraged. WestPoint currently has significant annual cash interest expense in connection with its obligations under its long-term indebtedness. At September 30, 1996, WestPoint had total long-term indebtedness of $1,075 million and a ratio of total long-term indebtedness to total capitalization of 1.83 to 1.00.

      The degree to which WestPoint is leveraged could have important consequences to holders of the Common Stock, including, but not limited to, the following: (i) WestPoint's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes will be restricted; (ii) a significant portion of WestPoint's cash flow from operations must be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available to WestPoint for its operations; (iii) certain of WestPoint's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) such indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on WestPoint.

RESTRICTIONS ON OPERATIONS

      WestPoint's senior credit facility imposes certain operating and financial restrictions on WestPoint and its subsidiaries, including, without limitation, limitations on indebtedness, liens, sale/leaseback transactions, asset sales, transactions with affiliates, operating leases, acquisitions and investments. WestPoint's indentures relating to its public indebtedness also contain certain operating and financial restrictions on WestPoint and its subsidiaries. See "--Substantial Leverage" above. In addition, WestPoint is required under its senior credit facility to maintain specified financial ratios and levels, including a minimum consolidated net worth, current ratio and ratio of EBITDA to interest expense. The restrictive covenants contained in the senior credit facility and the indentures and the highly leveraged position of WestPoint could limit the ability of WestPoint to respond to changing business or economic conditions or adverse developments affecting WestPoint's operating results.

LOSSES AND ACCUMULATED DEFICIT

      WestPoint emerged from bankruptcy in September 1992 and adopted "Fresh Start" reporting. At September 30, 1996, WestPoint had an accumulated deficit of $722.3 million primarily due to the amortization from 1992 to 1995 of excess reorganization value of $656.4 million, the loss on extinguishment of debt of $80.7 million and restructuring expenses of $117.8 million in 1993. WestPoint has reported net income in each quarter subsequent to the complete amortization of excess reorganization value in the third quarter of 1995. Although a significant portion of WestPoint's losses and deficits are the result of non-cash items, there can be no assurance that WestPoint will continue to have net income in the future or that it will eliminate its accumulated deficit.

SEASONALITY AND CYCLICALITY

      Traditionally the home fashions and apparel fabrics industries have been seasonal, with peak sales seasons in the spring and fall. Home Fashions' commitment to "Strategic Partnering," a program designed to improve customers' operating results by leveraging WestPoint's merchandising, manufacturing and inventory management skills, however, has facilitated a more even distribution of products throughout the calendar year in its market segment. The home fashions and the apparel fabrics industries are also cyclical, and WestPoint's performance may be negatively affected by downturns in consumer spending associated with recessionary economic environments.

RISK OF LOSS OF MATERIAL CUSTOMER OR LICENSE

      WestPoint's products are sold to mass merchants, chain stores, department stores, specialty stores, apparel manufacturers and institutional buyers. Home Fashions' seven largest customers accounted for approximately 51% and 51% of the gross sales of Home Fashions and 45% and 44% of the gross sales of WestPoint during the nine months ended September 30, 1996 and the fiscal year ended December 31, 1995, respectively. Each of these customers has purchased goods from WestPoint in each of the last 10 years. Although WestPoint has no reason to believe that it will lose the business of any of its largest customers, a loss of any of Home Fashions' largest accounts (or a material portion of any thereof) would have an adverse effect upon WestPoint's business, which could be material. In addition, a loss of a significant license could have an adverse effect upon WestPoint's business, which could be material.

RAW MATERIALS

      The principal raw materials used by WestPoint in the manufacture of its products are cotton of various grades and staple lengths and polyester in staple form. Although WestPoint has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors, or a significant increase in the price of cotton or polyester, could adversely affect WestPoint's operations. To reduce the effect of potential price fluctuations, WestPoint makes commitments from time to time for future purchases of cotton.

COMPETITION

      WestPoint participates in highly competitive industry segments. Home Fashions competes with a number of established manufacturers and distributors of bed and bath textile products and accessories. WestPoint's wholly-owned subsidiary, Alamac Knits Fabrics, Inc., competes with other knitted fabric mills, converters, commission knitted fabric operations and vertically integrated apparel manufacturers. WestPoint's future success will depend to a significant extent upon its ability to remain a low-cost producer and to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. There can be no assurance that WestPoint will be able to compete effectively in all of these areas; any failure to compete effectively could adversely affect WestPoint's sales and, accordingly, its operations.

ENVIRONMENTAL AND EMPLOYEE SAFETY AND HEALTH MATTERS

      WestPoint is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of WestPoint's facilities (including certain facilities no longer owned or utilized by WestPoint) have been cited or are being investigated with respect to alleged violations of such laws and regulations. WestPoint is cooperating fully with relevant parties and authorities in all such matters. WestPoint believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters. WestPoint also is insured with respect to certain of such matters. WestPoint's operations also are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace. Although WestPoint does not expect that compliance with any of such laws and regulations will adversely affect WestPoint's operations, there can be no assurance that such regulatory requirements will not become more stringent in the future or that WestPoint will not incur significant costs in the future to comply with such requirements.

PRINCIPAL STOCKHOLDER

      As of January 9, 1997, Holcombe T. Green, Jr., the Chairman of the Board and Chief Executive Officer of WestPoint, beneficially owned 11,628,958 shares of Common Stock (constituting approximately 37.7% of the outstanding Common Stock), including 11,204,153 shares held directly by one or more limited partnerships controlled by Mr. Green (including the Partnership). Upon the maturity of the DECS (assuming no exercise by the Underwriter of the over-allotment option), the 4,000,000 shares of Common Stock to which this Prospectus relates may, at the option of the Partnership, be delivered by the Partnership to Salomon in satisfaction of certain obligations to Salomon and/or its affiliates. Immediately after the issuance of the DECS, however, the number of shares of Common Stock beneficially owned by Mr. Green will remain unchanged. As a result of his beneficial ownership of Common Stock and his positions with WestPoint, Mr. Green will continue to be able to have significant influence on WestPoint and on matters subject to vote by WestPoint's stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

      As of January 9, 1997, WestPoint had outstanding 30,866,701 shares of Common Stock. Of these shares, 23,809,969 shares, including the 4,600,000 shares of Common Stock covered by the Registration Statement of which this Prospectus forms a part, will be freely tradeable without restriction under the Securities Act upon completion of the sale of the Shares offered hereby, unless purchased by "affiliates" of WestPoint (as that term is defined in the rules and regulations under the Securities Act). The remaining 7,056,732 shares of Common Stock may not be sold unless they are registered under the Securities Act, or unless an exemption from registration, such as the exemptions provided by Rule 144 or Rule 144A under the Securities Act, is available.

      No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

IMPACT OF THE DECS ON THE MARKET FOR THE COMMON STOCK

      It is not possible to predict accurately how or whether any market that develops for the DECS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock upon the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in WestPoint and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.

                                CAPITALIZATION

      The following table sets forth the capitalization of WestPoint at September 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and Condensed Consolidated Financial Statements of WestPoint and the related notes thereto and other information incorporated by reference in this Prospectus.

                                                                SEPTEMBER 30, 1996

                                                               (DOLLARS IN THOUSANDS)

Current portion of long-term debt:
    Senior Credit Facility:
        Revolver ..............................................     $    47,500
                                                                    ===========

Long-term debt, excluding current portion:
    Senior Credit Facility:
        Revolver ..............................................     $    50,000
    8 3/4% Senior Notes Due 2001 ..............................         400,000
    93/8% Senior Subordinated Debentures Due 2005 .............         550,000
    9% Sinking Fund Debentures Due 2017 .......................          75,000
                                                                    -----------
        Total long-term debt ..................................       1,075,000
                                                                    -----------


Stockholders' equity (deficit):
    Common Stock and capital in excess of par value:
        Common Stock, $.01 par value; 75 million shares
            authorized, 34,688,950 shares issued and
            outstanding .......................................         329,169
    Accumulated Deficit .......................................        (722,331)
    Treasury Stock; 3,628,592 shares at cost ..................         (63,906)
    Minimum Pension Liability Adjustment, net of taxes
        of $20,034 ............................................         (32,003)
                                                                    -----------
        Total stockholders' equity (deficit) ..................        (489,071)
                                                                    -----------
        Total capitalization ..................................     $   585,929
                                                                    ===========


                                USE OF PROCEEDS

    WestPoint will not receive any proceeds from the sale of the DECS by
Salomon.
                                     11

                             PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting
Agreement (the "Underwriting Agreement") among Salomon, WestPoint, the Partnership and Salomon Brothers Inc (the "Underwriter"), Salomon has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase the aggregate number of DECS set forth opposite its name below:

                                                                 NUMBER OF
      UNDERWRITER                                                  DECS
      -----------                                                  ----

      Salomon Brothers Inc..................................... 4,000,000
                                                                ---------
          Total...............................................  4,000,000
                                                                =========

      In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the DECS offered pursuant to the DECS Prospectus (other than those subject to the over-allotment option described below) if any such DECS are purchased.

      Salomon has been advised by the Underwriter that it proposes to offer the DECS directly to the public initially at the public offering price set forth on the cover of the DECS Prospectus and to certain dealers at such prices less a concession not in excess of $ per DECS. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

      WestPoint and the Partnership have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or
(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of at least 90 days from the date of this Prospectus without the prior written consent of the Underwriter; provided, however, that WestPoint may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of WestPoint in effect on the date the Underwriting Agreement is executed, WestPoint may issue Common Stock upon the conversion of securities or the exercise of warrants outstanding on the date the Underwriting Agreement is executed and the Partnership may pledge shares of Common Stock in connection with certain financing arrangements.

      Salomon has granted to the Underwriter an option, exercisable for the 30-day period after the date of the DECS Prospectus, to purchase up to an additional 600,000 DECS from Salomon, at the same price per DECS as the initial DECS to be purchased by the Underwriter. The Underwriter may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered pursuant to the DECS Prospectus.

      The DECS will be a new issue of securities with no established trading market. The Underwriter intends to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

      The Underwriting Agreement provides that Salomon, WestPoint and the Partnership will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof. The Underwriting Agreement also provides that WestPoint and the Partnership will indemnify Salomon against certain liabilities, including liabilities under the Securities Act, or contribute to payments Salomon may be required to make in respect thereof.
                                     12

      Pursuant to a Purchase Agreement between the Partnership and Salomon (the "Purchase Agreement"), Salomon has agreed, subject to the terms and conditions set forth therein, to purchase a number of securities from the Partnership (the "Partnership DECS") equal to the aggregate number of DECS to be purchased by the Underwriter from Salomon pursuant to the Underwriting Agreement (including any DECS to be purchased by the Underwriter upon exercise of the over-allotment option). Pursuant to the terms of the Partnership DECS, the Partnership will be obligated to deliver to Salomon at or prior to maturity of the DECS a number of shares of Common Stock (or, at the Partnership's option, the cash equivalent) that are expected to have the same value as the shares of Common Stock delivered by Salomon pursuant to the DECS. For further information, see the DECS Prospectus.

      The Underwriter is an indirect wholly owned subsidiary of Salomon. The participation of the Underwriter in the offer and sale of the DECS complies with the requirements of Rule 2720 of Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by the Underwriter of the securities of its parent.

      In the ordinary course of their respective businesses the Underwriter and its affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Salomon, WestPoint and the Partnership and their respective affiliates.


                                 LEGAL MATTERS

      The validity of the Shares offered hereby will be passed upon for WestPoint by Weil, Gotshal & Manges LLP (a partnership including professional corporations), 767 Fifth Avenue, New York, New York 10153.

                                    EXPERTS

      The consolidated financial statements of WestPoint at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which appear in the Form 10-K, incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Ernst & Young LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by WestPoint or the Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of WestPoint since the dates as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.



                                Table of Contents
                                                                            Page
Forward-Looking Statements................................................   2
Available Information.....................................................   2
Incorporation of Certain Documents
  by Reference............................................................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................   8
Capitalization............................................................   11
Use of Proceeds...........................................................   11
Plan of Distribution......................................................   12
Legal Matters.............................................................   13
Experts...................................................................   13



                                4,000,000 Shares




                             WestPoint Stevens Inc.





                                  Common Stock
                                ($.01 Par Value)


                                   Prospectus



                             Dated          , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The table sets forth the expenses expected to be incurred in connection with the registration of the shares of Common Stock offered hereby. All amounts, except the SEC Registration and National Association of Securities Dealers, Inc. ("NASD") Filing Fees, are estimated.

            SEC Registration Fee............................  $ 45,401
            NASD Filing Fee.................................    15,483
            Legal Fees and Expenses.........................    25,000
            Accounting Fees and Expenses....................    45,000
            Miscellaneous...................................     4,116
                                                               -------
                  Total.....................................  $135,000
                                                               =======

      The Partnership has agreed to bear all of the costs of registering the shares of Common Stock under the Securities Act, including the registration fee under the Securities Act, all other registration and filing fees, all fees and disbursements of counsel and accountants retained by WestPoint and all other expenses incurred by WestPoint; such costs (or estimates thereof) have been set forth above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (1) Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

      Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

      To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

            (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or

            (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

            (iii) by the stockholders.

      Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

      (2) By-law Provisions on Indemnity. Article V of the Amended and Restated By-laws of WestPoint, as the same may be amended from time to time (the "By-laws"), sets forth the extent to which WestPoint's directors and officers may be indemnified by WestPoint against liabilities which they may incur while serving in such capacity. Article V generally provides that WestPoint shall indemnify the directors and officers of WestPoint who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of WestPoint or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of DGCL was met and, provided further that such indemnification shall be limited to expenses (including attorneys' fees and disbursements) actually and reasonably incurred in the case of an action or suit by or in the right of WestPoint to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the By-laws, the indemnification of WestPoint's directors and officers provided for therein is in all other respects substantially similar to that provided for in Section 145 of the DGCL. Any such indemnification shall continue as to a person who has ceased to be a director or officer of WestPoint and shall inure to the benefit of the heirs, executors, and administrators of such person.

      (3) Indemnification Agreements. In addition, each of the directors and the executive officers of WestPoint are entitled to indemnification from WestPoint pursuant to separate agreements (the "Indemnification Agreements") between WestPoint and such persons.

      WestPoint has in effect insurance policies covering all of WestPoint's directors and officers in certain instances where by law they may not be indemnified by WestPoint.

      The above discussion of the By-Laws of WestPoint and of the Indemnification Agreements and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such By-Laws, Indemnification Agreements and the Delaware Code.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling WestPoint as disclosed above, WestPoint has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

      (a)   Exhibits


  NUMBER                        Description of Exhibit

      1     Form of Underwriting Agreement.**

      2.1 Debtors' Joint Plan of Reorganization, dated June 9, 1992, proposed by West Point Acquisition Corp. (since renamed WestPoint Stevens Inc.), West Point Subsidiary Corp. (since renamed Valley Fashions Subsidiary Corp.) and West Point Tender Corp. (since renamed Valley Fashions Tender Corp.), incorporated by reference to the Current Report on Form 8-K (Commission File No. 1-4990) filed by West Point-Pepperell, Inc. with the Commission on October 1, 1992.

      4 Form 15 (Commission File No. 0-21496) filed by WestPoint with the Commission on May 25, 1995, incorporated by reference herein.

      5 Opinion of Weil, Gotshal & Manges LLP with respect to legality of the shares.**

      23.1  Consent of Ernst & Young LLP, independent auditors.*

      23.2 Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5).**

      24 Powers of Attorney (included on the signature page to the Registration Statement).

-------------
*Filed herewith
**To be filed by amendment

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

       (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on this 17th day of January, 1997.

                              WESTPOINT STEVENS INC.


                                          By: /s/ Holcombe T. Green, Jr.
                                              ------------------------------
                                             Holcombe T. Green, Jr.
                                             Chairman of the Board and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Holcombe T. Green, Jr., Morgan M. Schuessler and
M. Clayton Humphries, Jr., or any of them, his true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                      DATE
         ---------                       -----                      ----

 /s/ Holcombe T. Green, Jr.        Chairman of the Board and     January 17, 1997
---------------------------        Chief Executive Officer
  Holcombe T. Green, Jr.           (principal executive officer)

 /s/ Morgan M. Schuessler          Executive Vice                January 17, 1997
---------------------------        President/Finance and Chief
   Morgan M. Schuessler            Financial Officer (principal
                                   financial officer)

 /s/ Joseph L. Jennings, Jr.       Vice Chairman of the Board    January 17, 1997
---------------------------
  Joseph L. Jennings, Jr.

 /s/ J. Nelson Griffith            Controller (principal         January 17, 1997
---------------------------        accounting officer)
    J. Nelson Griffith

 /s/ M. Katherine Dwyer                Director                  January 17, 1997
---------------------------
    M. Katherine Dwyer

 /s/ John G. Hudson                    Director                  January 17, 1997
---------------------------
      John G. Hudson

 /s/ Charles W. McCall                 Director                  January 17, 1997
---------------------------
     Charles W. McCall

 /s/ Douglas T. McClure, Jr.           Director                  January 17, 1997
----------------------------
  Douglas T. McClure, Jr.




 /s/ Gerald B. Mitchell                Director                  January 17, 1997
---------------------------
    Gerald B. Mitchell

 /s/ John F. Sorte                     Director                  January 17, 1997
---------------------------
       John F. Sorte

 /s/ Phillip Siegel                    Director                  January 17, 1997
---------------------------
      Phillip Siegel


                                 EXHIBIT INDEX



  NUMBER                        Description of Exhibit

      1     Form of Underwriting Agreement.**

      2.1 Debtors' Joint Plan of Reorganization, dated June 9, 1992, proposed by West Point Acquisition Corp. (since renamed WestPoint Stevens Inc.), West Point Subsidiary Corp. (since renamed Valley Fashions Subsidiary Corp.) and West Point Tender Corp. (since renamed Valley Fashions Tender Corp.), incorporated by reference to the Current Report on Form 8-K (Commission File No. 1-4990) filed by West Point-Pepperell, Inc. with the Commission on October 1, 1992.

      4 Form 15 (Commission File No. 0-21496) filed by WestPoint with the Commission on May 25, 1995, incorporated by reference herein.

      5 Opinion of Weil, Gotshal & Manges LLP with respect to legality of the shares.**

      23.1  Consent of Ernst & Young LLP, independent auditors.*

      23.2 Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5).**

      24 Powers of Attorney (included on the signature page to the Registration Statement).

-------------
*Filed herewith
**To be filed by amendment